UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2015

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 International Parkway, Suite 1000 Plano, Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On October 8, 2015, Goodman Networks Incorporated (the “Company”) entered into an executive employment agreement (the “Employment Agreement”) with Joy L. Brawner under which Ms. Brawner was appointed to serve as the Company’s Chief Financial Officer, including the role of principal financial officer, effective October 8, 2015. Ms. Brawner replaced Geoffrey W. Miller, who had been serving as interim Chief Financial Officer and fulfilling the duties of principal financial officer since March 13, 2015. Mr. Miller is assisting with the transition, and Ms. Brawner is continuing to serve as the Company’s principal accounting officer.

Ms. Brawner, age 60, has 30 years of experience in accounting, auditing, financial reporting and management. Prior to joining the Company in December 2013, Ms. Brawner most recently served as the chief accounting officer of SourceHOV Holdings, Inc., a multi-national provider of transaction processing services and knowledge process optimization, since August 2012. Previously, she was employed by McGladrey LLP, an accounting firm, where she was an audit partner since September 2008 and was previously an audit manager/director from 2002. Ms. Brawner began her audit career at Arthur Andersen LLP in 1996. She is a Certified Public Accountant and holds a Bachelor of Science Degree in Accounting Control Systems from the University of North Texas.

Employment Agreement

The Employment Agreement provides for a one-year term and automatically renews for successive one-year terms. Pursuant to the Employment Agreement, Ms. Brawner will receive a base salary of $300,000 per annum, subject to increase at the discretion of the Company’s Chief Executive Officer or Board of Directors. Ms. Brawner will also be eligible to participate in the Goodman Networks Incorporated Executive Management Bonus Plan, as amended, as well as other benefit plans maintained by the Company. Additionally, the Employment Agreement provides that Ms. Brawner will be awarded a stock option (the “Stock Option”) representing the right to purchase ten thousand (10,000) shares of the Company’s common stock, par value $0.01 per share, at an exercise price equal to the fair market value of a share of common stock on the date of grant.

The Employment Agreement automatically terminates upon Ms. Brawner’ death and may be terminated by the Company upon Ms. Brawner’ disability. Additionally, the Employment Agreement may be terminated by the Company (i) for Cause (as defined in the Employment Agreement) upon prior written notice or (ii) other than for Cause upon thirty (30) days’ prior written notice. Ms. Brawner may also terminate her Employment Agreement (i) for Good Reason (as defined in the Employment Agreement) upon written notice or (ii) other than for Good Reason upon thirty (30) days’ prior written notice.

Ms. Brawner is entitled to the following compensation and benefits upon termination of her Employment Agreement:

•	If Ms. Brawner’s employment is terminated for any reason, including by the Company for Cause or by Ms. Brawner other than for Good Reason, the Company will pay Ms. Brawner her earned but unpaid base salary through the date of termination and any unreimbursed business expenses. Additionally, if Ms. Brawner’s employment is terminated for any reason except by the Company for Cause, the Company will pay Ms. Brawner her earned but unpaid bonus through the date of termination.

•	If Ms. Brawner’s employment is terminated without Cause or for Good Reason, the Company will, in addition to the compensation described above and subject to the execution of a general release and compliance with certain restrictive covenants, pay a lump sum cash payment equal to six (6) months of Ms. Brawner’s base salary.

The Employment Agreement also includes, among other things, customary non-competition, non-solicitation and confidentiality provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure.

On October 8, 2015, the Company issued a press release announcing the appointment of Ms. Brawner as the Company’s Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 to Current Report on Form 8-K, the information furnished pursuant to Item 7.01 (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated October 8, 2015, by and between Joy L. Brawner and Goodman Networks Incorporated.

99.1	Press release, issued October 8, 2015 (furnished pursuant to Item 7.01).

SIGNATURES

The Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: October 8, 2015	By:	/s/ Ron B. Hill
		Name:	Ron B. Hill
		Title:	Chief Executive Officer, President and Executive Chairman

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated October 8, 2015, by and between Joy L. Brawner and Goodman Networks Incorporated.

99.1	Press release, issued October 8, 2015 (furnished pursuant to Item 7.01).